Exhibit 99.1

FINANCIAL PROFILES, INC., #4645499
FINANCIAL PROFILES, INC. PACIFIC PREMIER BANCORP THIRD QUARTER 2013 CONFERENCE CALL
October 23, 2013, 9:00 AM PT
Chairperson: Steve Gardner (Mgmt.)

Operator:
Good morning, ladies and gentlemen, and thank you for standing by.  Welcome to the Pacific Premier Bancorp Third Quarter 2013 Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one, on your touch-tone phone.  If you would like to withdraw your question, please press the star, followed by the two, and if you are using speaker equipment, you will need to lift the handset before making your selection.  This conference is being recorded today, Tuesday, October 23rd—I’m sorry, Wednesday, October 23rd, 2013.

I would now like to turn the conference over to Steve Gardner, President and Chief Executive Officer of Pacific Premier Bancorp. Please go ahead, sir.

Steve Gardner:
Thank you, Shirelle.  Good morning, everyone.  Appreciate you joining us for today’s conference call.  As you’re all aware, earlier this morning, we released our third quarter 2013 earnings report.  I’m going to walk through some of the notable items.  Kent Smith, our CFO, is going to review some of the financial details, and then we’ll open up the call to questions.  I’ll also note that the earnings release this morning, we have in it the Safe Harbor statement relative to forward-looking comments, and I’d encourage all of you to read those at your leisure.

As you’re aware, our acquisitions of First Associations Bank and San Diego Trust Bank brought on a large amount of low-cost core deposits, and our primary goal since closing those transactions in the first half of the year has been to redeploy that excess liquidity into our loan portfolio.  I think we made some very nice strides here in the third quarter, with our gross loans growing by 8% over the prior end of period quarter.  In that, we had rather substantial reduction in warehouse loan balances, and as such, I think that the growth that we were able to achieve is all that more—much more impressive.  The growth came through a combination of both strong organic production, as well as loan purchases.

From the organic loan production side, we saw the strongest level of activity in C&I and owner-occupied commercial real estate portfolios, both of which grew at double-digit rates during the third quarter. Most of the loan production came later in the quarter and resulted in our end of period loans being $100 million higher than the average loans outstanding in the quarter itself. This should ultimately lead to a nice increase in interest income going into the fourth quarter and an expansion in our net interest margin.

On the loan purchase side, we supplemented our organic production with the purchase of a $77 million single-family jumbo residential portfolio, as well as a $43 million multi-family loan portfolio.  If you’ve followed us in the past, you know that at various times, we’re—we frequently are buyers or sellers of loan portfolios to manage our balance sheet growth, liquidity, credit risk, interest rate risk and then to supplement our own loan production.  In the case of the portfolios we bought during the third quarter, they enabled us to accelerate the redeployment of our excess liquidity and to further diversify the loan portfolio.  The single-family portfolio that we acquired are all California properties and we see them as good opportunities to cross-sell some of our business banking products.

As we enter the fourth quarter, the loan pipeline is very strong, at $352 million.  We’re seeing good momentum in virtually all of our business units, including C&I, owner-occupied CRE, as well as investor-owned CRE, SBA, HOA and construction lending.  We’re not seeing much of a pickup in economic activity.  The growth is really coming as a function of us taking market share from our competitors.

The momentum that we’ve built headed into the fourth quarter has been driven by several factors.  First and foremost is our somewhat unique approach to business development and the sales culture that we’ve established.  We have high expectations for our business bankers and they’ve been delivering the results in terms of generating leads and then our senior commercial lenders closing on that business.  Second, we’ve invested in bringing in a lot of banking talent earlier in the year as we had anticipated some of the slowdown in the warehouse lending in those investments in the folks are starting to pay off.

Third, we’re seeing fairly attractive loan opportunities in the HOA market, which is a somewhat fragmented market, and we’re leveraging off the relationships and expertise we acquired from the First Associations acquisition.  Finally, our push into San Diego County is yielding some good initial opportunities.  You know, we’re incorporating our sales culture into that organization, and we think that we’re going to see consistent growth out of the San Diego market in the coming quarters.

You know, this momentum is offsetting the decline that I mentioned that we had seen in warehouse lending, and this is as the refinance cycle winds down.  The utilization rates on the warehouse loans have typically been fairly volatile.  That was the case here in the third quarter, and we saw a significant decline in outstanding balances, down nearly 75% from where we ended 2012.  We continue to like that line of business.

We’re continuing to pursue profitable relationships with mortgage bankers, but the bottom line is that clearly, this business will not be a driver of growth in the foreseeable future as it was in 2012.  But, you know, last year, we recognized that, at some point, that the warehouse lending business would wind down, or rather, slow down.  And so that makes the investments that we made in the various lines of business, in the people that we brought into the Bank towards the end of last year and early—earlier this year all the more critical.

I think this—the—a last point leads to a broader discussion of our overall strategic plan and is important to understand.  You know, over the last several years, we’ve been one of the top performers in the industry in terms of our growth and profitability, and we fully expect to get back to those levels.  Those results had been achieved by our two-pronged approach to growing the Bank and increasing and building shareholder value, first through organic growth, which is being driven by that high performing sales culture that we’ve developed over the years, consistent business development efforts and follow-up.  And the organic growth that we get each quarter is frequently from clients that we contacted six months ago, a year, two, three, five years ago and that follow-up that we have is—with them is really what’s driving our organic growth and taking market share from our competitors.

Second is through mergers and acquisitions, by being a disciplined buyer, seeking to expand in attractive geographic markets or acquiring complementary business lines that will enhance our business banking franchise.  These strategies have really been the foundation of our performance over the last several years and we believe will continue to drive the performance of the Bank going forward.

We’re seeing tangible results in those business lines and institutions that we’ve acquired as we’ve started to implement our calling strategies, and as such, those results are starting to pull through.  You can see them in the core deposit growth and loan growth, as well as the expansion in the loan pipeline.  And so as we head into the fourth quarter, we expect the new loan production will lead to a further improvement in our mix of earning assets, additional leverage in our operating model, expansion in the net interest margin and a higher level of profitability.

We’ve completed the systems conversion for both First Associations and San Diego Trust Bank, and the integration of those operations and employees have gone very smoothly.  With these deals behind us and they’re generating the synergies that we had anticipated, we remain active in evaluating additional M&A opportunities that’ll further expand the franchise and create additional value for our shareholders.

With that, I’m going to turn the call over to Kent and he’ll provide a little bit more detail on the third quarter results.

Kent Smith:
Thanks, Steve.  We provided a significant amount of detail in our earnings release today, so I’m just going to review a few items where we think some additional discussion may be warranted.  I’m going to start with our income statement.

Our net interest margin was 3.93% in the quarter.  That was down 8 basis points from 4.01% last quarter.  This decrease was primarily due to a decline in average loan yields of 20 basis points, primarily from older loans maturing with higher rates that are being replaced by new production at lower rates.  As a partial offset to this, we continue to see a reduction in our deposit cost, as the lower cost deposits added through our acquisitions have enabled us to run off higher cost time deposits.  Our cost of deposits declined 4 basis points during the third quarter to 44 basis points.  As Steve mentioned earlier, we had a lot of loan production come on late in the third quarter, so we are in a good position to see some expansion in our margin during the fourth quarter.

We had two large swings in non-interest income on a link quarter basis.  One was negative and the other was positive.  In the second quarter, we restructured our securities portfolio and realized the gains of 1.1 million on the sales.  In the third quarter, we also had gains on sales—or security sales but it was at a much lower level, at 305,000.  The other big swing was in our gain on loan sales, which increased to 982,000 in the third quarter from 222,000 last quarter.  As Steve mentioned in our last—or last quarter call, we made some improvements in the SBA business to streamline our process and to improve our responsiveness, and as a result of that, we are seeing an increase in our level of SBA loan production and the associated gain on sales.

After backing out the merger-related expense we had last quarter, our non-interest expense increased approximately 900,000 on a linked quarter basis.  The increase is primarily due to the full quarter impact of the San Diego Trust Bank acquisition that closed late in June.  The one notable area that decreased was our OREO-related expenses, which declined $575,000.  Going forward, we would expect our expense levels to remain fairly consistent with the level we saw here in the third quarter.

Turning to our balance sheet, we saw a favorable shift in our mix of interest earning assets in the quarter, with loans held for investment increasing 83.5 million, while our cash balances declined 42.6 million and our investment securities declined 30.2 million.  Our total deposits were down 2.3% in the quarter but again, we saw a favorable mix shift driven by a 5% link quarter increase in noninterest-bearing deposits.  During the current quarter, our noninterest-bearing deposits increased to 28.3% of total deposits from 26.3% at the end of the last quarter, while our time deposits declined to 22.3% of total deposits from 25.7% at the end of last quarter.

Finally, looking at asset quality, we continue to see excellent stability in the loan portfolio and declining levels of problem loans.  Our net charge-offs were $646,000 during the quarter and related to three loans added in the Canyon National Bank acquisition that had all been on non-accrual.  We recorded a provision for loan losses of $646,000 to match the net charge-offs in the quarter and keep our allowance to total loans ratio relatively stable.  However, due to the charge-offs on the non-accrual loans, our level of allowance to non-accrual loans favorably increased 300 percentage points to 693%.  Going forward, we don’t see anything on the horizon to indicate that our credit costs won’t continue to be very manageable.

With that, we’d be happy to answer any questions you may have. Shirelle, can you please open up the call?

Operator:
Thank you.  We will now begin the question and answer session.  As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone.  If you would like to withdraw your question, press the star, followed by the two, and if you are using speaker equipment, you will need to lift the handset before making your selection.

And our first question comes from the line of Andrew Liesch with Sandler O’Neill & Partners. Please go ahead.

Andrew Liesch:	Good morning.

Steve Gardner:	Hi, Andrew.

Andrew Liesch:
Hi.  Just to talk a little bit on the SBA gains and the outlooks for that, so obviously, they’ve bounced back pretty nicely but I was curious, have you made any more hires in this group, and like, where does this pipeline stand heading into the fourth quarter?  And what are you are seeing with the premiums going into the fourth quarter and, I guess, early next year?

Steve Gardner:
Sure.  The pipeline of SBA loans is just about $25 million headed into the fourth quarter, a little bit stronger than we were headed into the third quarter.  We haven’t added any additional people, but we’re anticipating doing so, mainly on the production side here—sometime here in the fourth quarter or early part of the first quarter.

You know, gains, we still expect the net gains somewhere in the same level that we had in the third quarter. They’re holding up, and conceivably with the rally that we’ve seen in the bond market, if we can get some of the volatility out of the bond market that we’ve seen here over the last four or five months, potentially that goes up. But we’re really seeing them sort of in the same levels, Andrew, the 9% to 10% net gain range.

Andrew Liesch:	Gotcha. And then my other question, I’m not sure if you have it with you, the yields that you have on these loans that you purchased, I’m curious if you have that?

Steve Gardner:	They were right around—about 4.25% blended yield.

Andrew Liesch:	Gotcha. Thank you. Those are my questions. I’ll step back.

Steve Gardner:	All right.

Operator:	Thank you. Our next question comes from the line of Brett Rabatin with Sterne Agee. Please go ahead.

Brett Rabatin:	Hi, good morning.

Steve Gardner:	Morning.

Brett Rabatin:
Wanted to ask—Steve, maybe you could give a little more color around the mortgage warehouse and with the utilization rates so low this quarter, was just curious; it’s more of decline than I’ve seen with some others.  Was any of that intentional, i.e. in that you were less competitive with, you know, maybe some of your competitors being more aggressive with rates and maybe just a little more color, if you could, around your thoughts on, you know, where that goes from here?

Steve Gardner:
Sure.  There were a couple of relationships that we managed out of the Bank, Brett.  You know, we’ve managed this business and generally managed credit very tightly, and so as we saw some of these mortgage bankers, their profitability and other metrics deteriorate, and we just manage those relationships out of the Bank; that’s one.

Two, we’re just not going to compete on loosening up substantially on the credit side or being ultra-aggressive on the pricing, and we’ve certainly seen that.  I think that for others who rely to a much greater extent on this line of business, be it warehouse or mortgage banking in general, I think we’ve seen those folks have to take, or have been willing to take a more aggressive approach than we’re willing to.

You know, as I said, we still like the business. We’re still pursuing relationships and bringing them into the Bank, but just from what we’ve seen in the market, the drop off in refinance activity, and the purchase activity not really filling that gap, I just don’t just see this as a big driver of growth for us. If I’m wrong, hey, that’s great, but at this point, that’s not what we foresee.

Brett Rabatin:	Okay.

Steve Gardner:	Does that answer the question?

Brett Rabatin:
Yes, that’s good color.  And then the other thing I was just curious about was you were referring to the margin and talking about it moving up, and was just hoping to get little more color, if I could, around the liquidity that you’re thinking about deploying this quarter with what’s happened with the 10-year and just, you know, thinking about the margin.  I know you don’t like to give too much guidance around the margin, but just any more color you can give around what’s your plan on the balance sheet would be helpful.

Steve Gardner:
Sure.  Look it, you know, the pipeline, it being 352 million, is the largest that we can remember.  So we’ve got a lot of opportunity to generate some really attractive loans, and the yields that we’re seeing on the stuff that’s in the pipeline is anywhere from 20 to maybe 30 basis points higher than the stuff that we originated during the third quarter.  You know, the average rate was 467 on the product that—you know, of all-in yield of what we originated in the third quarter, and what we’re just seeing in the pipeline right now, as I said, is 20, 25, 30 basis points higher than that.

And so we think that, one, as we redeploy some of that excess liquidity into those loans, that’s certainly going to help the margin as some of this newer production comes on, or at yields, at least at this point, looking better than what we originated product in, in the third quarter.  And I’d say the third quarter was a little bit better than what we had seen in the first half of the year, that all of those things bode positively for the net interest margin.

You know, if a good chunk of this production pulls through in the third quarter, you’ll likely see us out there selling some loans. I wouldn’t expect us to be a buyer of loans just given the potential for the production and just sort of managing both liquidity, the growth in the balance sheet and all of those factors, but I think they all bode well for, you know, nice expansion in the net interest margin.

Brett Rabatin:	Okay, great. Thanks for all the color.

Steve Gardner:	Sure.

Operator:	Thank you. Our next question comes from the line of Don Worthington with Raymond James. Please go ahead.

Don Worthington:	Good morning, Steve and Kent.

Kent Smith:	Morning.

Steve Gardner:	Hi, Don.

Don Worthington:
In terms of the—I guess it kind of follows on the margin or the net interest income question, if I’m reading it right, it looks like, because most of the production was at the end of the quarter, that you should get some nice average loan growth in the fourth quarter, in addition to the new loans you would make, just in terms of the timing of when you put on the loans this quarter.  Is that fair?

Steve Gardner:
That is, and as we’ve talked about it internally, I can’t get another $75 million decrease in our warehouse balances simply because I’ve only got about 50 million in outstanding anyway going into the quarter, and we certainly think that it’s maybe—it’s probably stabilized around that 50 million level, but that remains to be seen.  But you’re absolutely correct in your assumption, and that’s what we indicated in the earnings release this morning, that we expect benefit from just those higher balances here in the fourth quarter to benefit interest income.

Don Worthington:	Okay. And then I know there weren’t any merger costs in the quarter, but was there anything in the—particularly the professional services line that you would consider to be non-recurring?

Steve Gardner:
You know, there are very small amounts that are non-recurring, but you’re right; there’s nothing really material in the expense side that we incurred.  As Kent said, that’s probably a pretty good run rate for right now for the foreseeable future.

Don Worthington:	Okay, great. Thank you.

Operator:	Thank you. Our next question comes from the line of Tim Coffey with FIG Partners. Please go ahead.

Tim Coffey:	Thank you. Good morning, gentlemen.

Kent Smith:	Hi, Tim.

Tim Coffey:	Hi. So the question is about the deposits. Are there—is there any opportunity to maybe—to move more interest bearing deposits into noninterest bearing in the near term?

Steve Gardner:
I think that—I mean, there’s a couple of themes there, Tim.  One, I don’t that—you know, one of the big parts of the stories here over the last four or five quarters has been the ability to move the CDs out and to re-price those lower.  We think that that’s probably run its course from this point, just given what we’re anticipating in potential growth in the loan portfolio, and as such, you know, the—we don’t see much there.

As far as what’s occurring is, is from the HOA side of the business that we think is going to be a nice driver of deposit growth, both noninterest bearing as well as transaction accounts.  Those relationships are a long gestation period between when you have your first discussions and when you close and get those accounts opened up.  But we’re seeing some nice activity, but as I said, it’s a long gestation period.

Also, just from the C&I activity and the owner-occupied commercial real estate, those loans we always require a full banking relationship, and it usually takes several months before those businesses move their full relationship over and stabilize their accounts. So as we continue to grow the C&I and owner-occupied commercial real estate, we’d certainly expect to see continued growth in noninterest-bearing and transaction accounts.

Tim Coffey:	Okay. And then to follow on with your answer, is that—I’m guessing that you see limited opportunity to lower your—the cost of your interest-bearing deposits?

Steve Gardner:
We think that, you know, maybe marginally one or two basis points, but I don’t think substantially going forward, other than just growth in the transaction accounts and the noninterest bearing that just, from that standpoint, would lower our cost of funds.  We also—the HOA business is somewhat cyclical in nature and we’d expect a nice pop up in noninterest bearing and transactions from those relationships in the first quarter of next year, and there again, that’s just part of the seasonality of those relationships.

Tim Coffey:	Okay. Do you have a target—given the changes in your balance sheet, do you have a targeted loan or deposit ratio?

Steve Gardner:
We do internally.  I would say that we’re comfortable running it in excess of 100% for a period of time, with the strategy that, over the longer term, we’re in the 90—you know, the low 90% range.  We think we can manage the balance sheet fairly effectively and liquidity at those levels.

Tim Coffey:
Okay.  Given the kind of where your average loan to deposit ratio is right now, I mean it could you take a while to get there, right?  Is that what you’re thinking, or do you see, you know, increased loan growth to be able to push that ratio faster?

Steve Gardner:
No, I do not think that we’re going to be at this level for very long.  Look, I just—you know, you look at the production that we put on here in the third quarter and just take out the reduction in the warehouse balances, which were substantial, and you can take a look at that growth.  And then as I said, we think that warehouse has likely stabilized at this level but even if it comes down, you know, another 50%, you’re only talking $25 million reduction and I’ve got a pipeline of 352 million headed into the fourth quarter.  I don’t see the loan to deposit ratio being below 90% for long.

Tim Coffey:	Yes, no doubt. You know, the growth outside of the warehouse lending was exceptional, you know, so I’m trying to figure out, is it repeatable? Yes, that’s what I am trying to do right here.

Steve Gardner:	The loan pipeline, just—you can figure that out and I’m not going to—you know, we’ll see. But the loan pipeline, back I think when we announced the earnings on July 22nd, was around 220 million.

Kent Smith:	Yes.

Steve Gardner:	Two twenty-two, so it’s substantially higher than that going into the fourth quarter.

Tim Coffey:
Okay.  And the table you included in your press release, looking at the asset and liability activity, especially the loan repayments, you know, incredibly helpful; thank you for doing that.  But my question is, do you still see kind of the incremental declines in repayments?

Steve Gardner:
I mean, that’s somewhat of our expectation.  You know, on a percentage basis, that’s probably—it’s just hard to say.  You know, obviously as the loan portfolio itself grows, the absolute dollar amounts would likely—one would anticipate them increasing, but from a percentage run rate, it’s just hard to say.  As Ken said, it was level with last quarter on a percentage basis.

Tim Coffey:	Okay. Well great, well those are all my questions. Thank you.

Kent Smith:	Very good.

Steve Gardner:	You’re welcome.

Operator:
Thank you.  Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time, and if you are using speaker equipment, you will need to lift the handset before making your selection.

And our next question comes from the line of Gary Tenner with D.A. Davidson & Company. Please go ahead.

Steve Gardner:	Are you there, Gary?

Operator:	It appears he actually dropped off. Give me one…

Gary Tenner:	Can you guys hear me now?

Steve Gardner:	Yes, we can, Gary.

Gary Tenner:
Okay, I’m sorry about that.  Just, I’d appreciate any color, Steve, if you could provide it to us in terms of how you’re looking at the M&A environment?  You know, obviously, it’s been only a quarter and a half or thereabouts since you closed the last deal, but just any kind of thoughts you have in terms of conversations on how you’re viewing the environment in general?

Steve Gardner:
Sure.  Yes, I—you can figure that any transaction that gets announced in Southern California, or has been announced, that we have likely been involved, and that will continue to be the case.  We’re having a lot of conversations with folks, but we’re going to remain disciplined in our approach in our pricing and structure and ensuring that they’re the right fit for us.  On—and so we—I think that conversations and activities seem to be picking up a little bit.  You can see that in the involvement in your own firm, in the Heritage Oaks transaction and Michigan community that was announced the other day, and so we think that there appears to be a little bit of pick up in certainly activity and conversations.

We’re going to be—remain disciplined, as I said, in our pricing and structure, but I think you’ve also seen pricing move up a little bit here but it’s still reasonable. From a business line standpoint, we continue to actively pursue complementary lines of business, predominantly specialty finance. We’ve looked at three or four leasing companies over the last couple of years. We’ve looked at some other specialty finance opportunities, and we’re continuing to have conversations and if something makes sense for us and makes sense for a target, then we’ll come out with an announcement at some point.

Gary Tenner:	Okay. Thank you.

Steve Gardner:	Sure.

Operator:	Thank you. There are no further questions in the queue at this time. I’d like to turn it back to Mr. Gardner for closing remarks.

Steve Gardner:	Thank you, Shirelle, and thank you, everyone, for joining us and we look forward to talking with you all at the next point we have something to announce.

Operator:	Ladies and gentlemen, this concludes the Pacific Premier Bancorp Third Quarter 2013 Conference Call. We thank you for your participation, and at this time, you may now disconnect.

END